UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                                 Amendment No. 1

                                  Litchfield Financial Corporation
                                  (Name of Issuer)

                                  Common Stock, $.01 par value
                                  (Title of Class of Securities)

                                  536619109
                                  (CUSIP Number)



 Check the following box if a fee is being paid with this statement o
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    1 NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Richard A. Stratton
       ###-##-####
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    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       N/A                                   (a) o
                                             (b) o

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    3 SEC USE ONLY

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    4 CITIZEN OR PLACE OF ORGANIZATION
       United States
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                  5 SOLE VOTING POWER
                     383,556

  NUMBER OF
               ---------------------------------------------------
               ---------------------------------------------------
    SHARES        6 SHARED VOTING POWER
 BENEFICIALLY        N/A
   OWNED BY
     EACH
               ---------------------------------------------------
               ---------------------------------------------------
  REPORTING       7 SOLE DISPOSITIVE POWER
    PERSON          383,556
     WITH
               ---------------------------------------------------
               ---------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                     N/A
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    9 AGGREGATE AMOUNT BENEFICIALLY OWED BY EACH REPORTING PERSON
       383,556
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   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
       N/A

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   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.6%
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   12 TYPE OF REPORTING PERSON
       IN
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


Item 1 (a) Name of Issuer

           Litchfield Financial Corporation

Item 1 (b) Address of Issuer's Principal Executive Offices

           430 Main Street, Williamstown, MA

Item 2 (a) Name of Person Filing

           Richard A. Stratton

Item 2 (b) Address of Principal Business Office or, if none, Residence

           430 Main Street, Williamstown, MA

Item 2 (d) Title of Class of Securities

           Common Stock, $.01 par value

Item 2 (e) CUSIP Number

           536619109


Item 3 If Statement filed pursuant to Rule 13d-1 (b), or 13d-2 (b), check whether the person filing is a:
   (a)     o    Broker or Dealer registered under section 15 of the Act
   (b)     o    Bank as defined in section 3(a)(6) of the Act
   (c)     o    Insurance Company as defined in section 3(a)(19) of the Act
   (d)     o    Investment Company registered under section 8 of the
                Investment Company Act
   (e)     o    Investment Advisor registered under section 203 of the
                Investment Advisors Act of 1940
   (f)     o    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund; see e240.13d-1(b)(ii)(F)
   (g)     o    Parent Holding Company, in accordance with e240.13d-1(b)(ii)(G)
   (h)     q    Group, in accordance with e240.13d-1(b)(ii)(H)

Item 4     Ownership.
   (a)          Amount Beneficially Owned:  383,556
   (b)          Percent of Class:  5.6
   (c)          Number of shares to which such person has:
           (i)  sole power to vote or to direct the vote 383,556
           (ii) shared power to vote or to direct the vote N/A
           (iii)sole power to dispose or direct the disposition of 383,556
(iv) shared power to dispose or direct the disposition of N/A

Item 5     Ownership of Five Percent or Less of a Class.

           N/A

Item 6     Ownership of More than Five Percent on Behalf of Another Person.

           N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           N/A

Item 8     Identification and Classification of Members of the Group.

           N/A

Item 9     Notice of Dissolution of Group.

           N/A

Item 10    Certification.

           N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                             Dated:  2/4/99
                                           _____________________

                                        /s/  Richard A. Stratton
                                     ------------------------------
                                             Richard A. Stratton